                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Maxtor Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION

                             500 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035

                                  May 7, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of Maxtor Corporation ("Maxtor" or the "Company") on Monday, June 18, 2001, at 10:00 a.m. (PST), at the Company's corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035.

     This will be the first Annual Meeting following the completion of the merger between Maxtor and Quantum Corporation's hard disk drive business on April 2, 2001 and the transfer of Maxtor's listing to the New York Stock Exchange with trading beginning on April 30, 2001. Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

     If you do not plan to attend the Annual Meeting, please promptly complete, sign, date, and return the enclosed proxy promptly in the postage-prepaid envelope to assure that your shares will be represented. Each proxy is revocable and will not affect your right to vote in person in the event that you decide to attend the meeting. Your shares cannot be voted unless you return the enclosed proxy card or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     We look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ C.S. PARK

                                          C.S. Park
                                          Chairman of the Board of Directors

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION
                             500 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 2001

     The Annual Meeting of Stockholders ("Annual Meeting") of Maxtor Corporation ("Maxtor" or the "Company") will be held on Monday, June 18, 2001, at 10:00 a.m.
(PST), at the Company's corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035 for the following purposes:

     1. To elect two Class III directors to hold office until the 2004 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 29, 2001.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on April 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting, and at any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating this Annual Meeting, during ordinary business hours at the Company's corporate headquarters located at 500 McCarthy Boulevard, Milpitas, California 95035.

                                          By Order of the Board of Directors

                                          /s/ GLENN H. STEVENS
                                          Glenn H. Stevens
                                          Senior Vice President, General Counsel
                                          and Secretary
Milpitas, California
May 7, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION
                             500 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maxtor Corporation, a Delaware corporation ("Maxtor" or the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Monday, June 18, 2001, at 10:00 a.m. (PST), at the Company's corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035, or any adjournment or postponement thereof. This Proxy Statement and accompanying proxy and Annual Report to Stockholders for the fiscal year ended December 30, 2000, are first mailed on or about May 7, 2001 to all stockholders entitled to vote at the Annual Meeting.

     On April 2, 2001, the merger between Maxtor and Quantum Corporation's hard disk drive business ("HDD") was closed (the "Merger"). The Merger establishes Maxtor as the world's largest hard disk drive manufacturer based on annual combined unit shipments and a leader in the delivery of storage solutions and technology. On April 30, 2001, Maxtor transferred its listing and began trading on the New York Stock Exchange under the ticker symbol "MXO" (the "NYSE Listing"). This will be the first Annual Meeting following the Merger and the NYSE Listing.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

VOTING

     On April 20, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 238,217,262 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record at the close of business on April 20, 2001 is entitled to one vote for each share of common stock held by such stockholder. The Company's Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

     All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of such stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable, out-of pocket expenses. The Company may use the services of the Company's directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained MacKenzie Partners, Inc. ("MacKenzie") to act as a proxy solicitor in connection with the Annual Meeting. The Company will pay approximately $5000, plus reasonable out-of-pocket expenses, to MacKenzie for proxy solicitation services.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

     Effective upon the closing of the Merger on April 2, 2001, the size of the Company's Board of Directors was reduced from eight directors to seven directors and the Company's restated certificate of incorporation was amended to eliminate until the Annual Meeting to be held in 2004 the requirement that the Company's three classes of directors be reasonably equal in number. Also effective at the closing, Class I director C.S. Chung and Class II director Y.H. Kim resigned from the Board of Directors, and as part of the reconstitution of the Board of Directors, both Class I director Charles Hill and Class III director Charles F. Christ resigned and were both appointed as Class II directors. In addition, Michael A. Brown, the Chairman of the Board of Directors and Chief Executive Officer of Quantum Corporation ("Quantum"), was appointed to the Company's Board of Directors as a Class I director.

     The current composition of the Company's Board of Directors is such that Class III of the Board of the Directors, the directors who are now standing for reelection, will consist of two directors; Class I of the Board of Directors, whose term will expire at the Annual Meeting in 2002, will consist of one director; and Class II of the Board of Directors, whose term will expire at the Annual Meeting in 2003, will consist of four directors. From and after the Annual Meeting in 2004, the three classes of the Board of Directors will be reconstituted so that they will be as nearly equal in number as practicable. The names and certain information about the directors on each of the three classes of the Board of Directors are set forth below.

     The Company, and Hynix Semiconductor America Inc., formerly Hyundai Electronic America ("HSA"), and Hynix Semiconductor Inc., formerly Hyundai Electronics Industries Co., Ltd. ("HSI," together with HSA, the "HSI Affiliates"), are parties to a stockholder agreement which provides that while the HSI Affiliates beneficially own less than 20% but at least 10% of the Company's outstanding voting stock, HSA has the right to designate for nomination one director subject to approval of the stockholders. See "Certain Relationships and Related Transactions -- Stockholder Agreement."

NOMINEES FOR CLASS III DIRECTOR

     Two directors are currently standing for reelection to the Board of Directors. The names of the nominees for Class III directors and certain information about them are set forth below. It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors to Board of Directors. If either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) as a substitute nominee as the Board of Directors may designate in the place of such nominee. If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions will be counted as present for purposes of determining if a quorum is present.

                                                                      DIRECTOR    CLASS AND YEAR IN WHICH
        NAME           POSITIONS AND OFFICES HELD WITH THE COMPANY     SINCE         TERM WILL EXPIRE        AGE
        ----           -------------------------------------------    --------    -----------------------    ---
Dr. C.S. Park                     Chairman of the Board                 1994         Class III               54
                                                                                        2004
Michael R. Cannon        President, Chief Executive Officer and         1996         Class III               48
                                        Director                                        2004

     Dr. C.S. Park has been Chairman of the Board of Directors since May 1998. In March 2000, he was appointed President and Chief Executive Officer and in June 2000 Chairman of HSI. Dr. Park has been Chairman of HSA since September 1996, and until March 2000 also served as its President and Chief Executive Officer. He has served as Chairman of MMC Technology's Board of Directors since January 1998 and has also been a director of Dot Hill Systems Corp. since August 1999. From September 1996 to May 1998, Dr. Park served as Vice Chairman of the Company's Board of Directors. Dr. Park previously served as the Company's President and Chief Executive Officer from February 1995 until his appointment as Vice Chairman. From 1993 until joining the Company in 1995, he was Chairman, President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer.

     Michael R. Cannon has been the Company's President, Chief Executive Officer and a member of the Board of Directors since July 1996. From 1993 until joining Maxtor in 1996, Mr. Cannon held several senior management positions with IBM's Storage Systems division, including Vice President, Mobile and Desktop Business Unit; Vice President, Product Design; and Vice President, Worldwide Operations. From May 1991 to January 1993, he served as Senior Vice President of SyQuest, a removable disk drive company, and prior to joining SyQuest he held the position of Vice President, Southeast Asia Operations, with Imprimis Technology. Mr. Cannon is also a director of MMC Technology, a wholly owned subsidiary of HSA.

DIRECTORS NOT STANDING FOR ELECTION

     The names and certain information about the members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                   POSITIONS AND OFFICES   DIRECTOR   CLASS AND YEAR IN WHICH
      NAME         HELD WITH THE COMPANY    SINCE        TERM WILL EXPIRE       AGE
      ----         ---------------------   --------   -----------------------   ---
Michael A. Brown         Director            2001         Class I               42
                                                           2002
Thomas Lyman Chun        Director            1998        Class II               59
                                                           2003
Charles F. Christ        Director            1995        Class II               62
                                                           2003
Charles Hill             Director            1992        Class II               65
                                                           2003
Roger W. Johnson         Director            1999        Class II               66
                                                           2003

     Michael A. Brown has been a member of the Board of Directors since April 2001. Mr. Brown is currently Chairman of the Board of Directors and Chief Executive Officer of Quantum. Mr. Brown was President of the Desktop Storage Division from 1993 to 1995 and Executive Vice President of Quantum from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management since joining Quantum's marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard and provided management consulting services at Braxton Associates. Mr. Brown is also a member of the Board of Directors of Digital Impact, a publicly-held internet marketing company.

     Thomas Lyman Chun has been a member of the Board of Directors since December 1998. He is currently a private investor and business consultant. From January 1997 until October 1999, Mr. Chun was President and Chief Executive Officer of Talkway, Inc. From 1985 to 1996, Mr. Chun was a member of the

Board of Advisors of Logitech International S.A. and its predecessors. During 1995 and 1996, he also served Logitech in both consulting and employee roles.

     Charles F. Christ has been a member of the Board of Directors since August 1995. He has served as Chairman of the Board of Directors of MaxOptix Corporation since October 1998. He has also served as Chairman of the Board of Directors of Dot Hill Systems Corp. since July 2000, and director at Pioneer-Standard Electronics, Inc. since July 1997. Previously, Mr. Christ was President, Chief Executive Officer and a member of the Board of Directors of Symbios, Inc. from 1997 to August 1998. From 1994 to 1997, Mr. Christ was Vice President and General Manager of the Components Division of Digital Equipment Corporation.

     Charles Hill has been a member of the Board of Directors since March 1992. He has been a Senior Research Fellow at the Hoover Institution since 1989. From 1992 to 1996, Mr. Hill was Special Consultant to the Secretary General of the United Nations. Presently, he is Diplomat-in-Residence and Lecturer in International Studies at Yale University.

     Roger W. Johnson has been a member of the Board of Directors since April 1999. Since 1996, he has been a private investor, business consultant and educator. From September 1998 to January 2000, Mr. Johnson was also Chief Executive Officer of YPO International (the Young Presidents' Organization). Mr. Johnson served as Administrator of the United States General Services Administration from 1993 through 1996. Mr. Johnson is currently a member of the Boards of Directors of Array Microsystems, Needham, Inc. Growth Fund, Insulectro and Collectors Universe Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During fiscal 2000, the Board of Directors held 10 meetings. Standing committees of the Board of Directors include, among others, the Audit Committee, the Compensation Committee, and the Nominating Committee. During fiscal 2000, all of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each of such director served.

     The Audit Committee is responsible for reviewing the scope of the audit, approving audit fees and reviewing the adequacy and effectiveness of internal accounting and financial controls. The Audit Committee held 9 meetings during the last fiscal year. The current members of the Audit Committee are Messrs. Christ, Chun and Park. The charter of the Audit Committee is attached as Appendix A.

     The Compensation Committee is responsible for determining the compensation of the Company's executive officers. The Compensation Committee held 6 meetings during the last fiscal year. The current members of the Compensation Committee are Messrs. Christ, Hill and Johnson.

     The Nominating Committee is to identify candidates for election to the Board of Directors. The Committee has the primary responsibility for evaluating and for selecting or recommending to the Board of Directors candidates for election to the Board of Directors. Except as otherwise provided in the stockholder agreement among the Company and the HSI Affiliates with respect to the special rights of HSA to nominate a certain number of directors, the Committee will consider nominees recommended by the stockholders of the Company, provided the notice requirements set forth in the Company's Bylaws have been met. See "Certain Relationships and Related Transactions -- Stockholder Agreement" for a description of the obligations of the Company and the Nominating Committee with respect to the nomination or designee of HSA. The Nominating Committee held 2 meetings during the last fiscal year. The current members of the Nominating Committee are Messrs. Cannon, Hill and Park.

     Upon extension of authority of the Board of Directors, the Stock Option Committee is authorized to approve grants of restricted stock under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan"), subject to certain limitations set forth by the Board of Directors, to eligible employees. The Stock Option Committee did not meet during fiscal year 2000, and during the same period acted one time by unanimous written consent. Mr. Cannon was the sole member of the Stock Option Committee.

COMPENSATION OF DIRECTORS

     In fiscal 2000, each non-employee director ("Outside Director") received compensation, as follows: (i) an annual retainer of $30,000; (ii) $1,000 per year for service as a committee chairperson; (iii) $2,000 for attendance at each quarterly meeting of the Board of Directors; (iv) $2,000 for attendance at each, if any, special meeting of the Board of Directors; (v) $1,000 for attendance at each meeting of a committee of the Board of Directors not held on the same day as a scheduled meeting of the Board of Directors; (vi) reimbursement of travel and expenses for such meetings; and (vii) upon initial election or appointment, a one-time initial grant of a non-qualified stock option to purchase 30,000 shares of the Company's common stock pursuant to the Option Plan, and for so long as the Outside Director continuously remains a member of the Board of Directors, an additional grant of a non-qualified stock option pursuant to the Option Plan to purchase 10,000 shares of the Company's common stock every three years on the anniversary date of the initial award.

     Outside Directors who participate by teleconference at any meeting of the Board of Directors or committee will receive 50% of the above stated compensation for such meeting. An Outside Director may elect to defer payment of all or a portion of the annual retainer and meeting fees payable to him to postpone taxation on such amounts.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that stockholders vote FOR election of all of the above nominees as Class III director.

                                 PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Company's Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accounting firm for the current fiscal year ending December 29, 2001. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 30, 2000 by PricewaterhouseCoopers LLP:

Audit Fees..................................................  $  589,913
Financial Information Systems Design and Implementation
  Fees......................................................  $        0
All Other Fees..............................................  $  790,552
                                                              ----------
                                                              $1,380,465
                                                              ==========

     The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing audit and non-audit services to the Company and has concluded that such services are compatible with the independence of PricewaterhouseCoopers LLP as the Company's accountants.

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. Abstentions will be counted as present for purposes of determining if a quorum is present. In the event ratification by the stockholders fail to ratify the appointment, the Board of Directors will reconsider such appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that stockholders vote FOR the ratification of appointment of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 29, 2001.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of April 13, 2001 by: (i) each person who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each director and nominee-director of the Company;
(iii) each of the individuals listed in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group.

                                                               NUMBER OF SHARES        PERCENT OF
         NAME AND IDENTITY OF BENEFICIAL OWNER(1):            BENEFICIALLY OWNED    STOCK OUTSTANDING
         -----------------------------------------            ------------------    -----------------
Hynix Semiconductor America Inc.(2).........................      40,829,850              17.14%
  3101 North First Street
  San Jose, CA 95134
Wellington Management Co.(3)................................      28,365,407              11.91%
  75 State Street
  Boston, MA 02109
Citigroup Inc.(3)...........................................      22,469,245               9.43%
  399 Park Avenue
  New York, NY 10043
Fidelity Management & Research Corp.(3).....................      16,257,346               6.83%
  82 Devonshire Street
  Boston, MA 02109
Mellon Financial Corporation(3).............................      15,303,710               6.43%
  One Mellon Center
  Pittsburgh, PA 15258
Executive Officers and Directors:
  Michael A. Brown(4).......................................          98,149                  *
  Michael R. Cannon(5)......................................       2,114,590                  *
  Charles F. Christ(6)......................................          40,125                  *
  Thomas L. Chun(7).........................................          28,125                  *
  Michael Cordano(8)........................................         162,312                  *
  Charles Hill(9)...........................................          40,125                  *
  Dr. Victor B. Jipson(10)..................................         543,593                  *
  Roger W. Johnson(11)......................................          15,000                  *
  Dr. C.S. Park(12)(13).....................................          40,125                  *
  K.H. Teh(14)..............................................         440,312                  *
  Paul J. Tufano(15)........................................         537,093                  *
All executives officers and directors as a group (18
  persons)(16)..............................................       5,484,469               2.29%

---------------
  *  Less than one percent (1%)

 (1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 238,192,262 shares outstanding as of April 13, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). All shares of Maxtor common stock subject to currently exercisable options or options exercisable within 60 days after April 13, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Maxtor common stock shown as beneficially owned by them.

 (2) HSA has certain rights to nominate directors, and has agreed to certain limitations on the acquisition of Maxtor common stock and proxy solicitations. See "Certain Relationships and Related Transactions -- Stockholder Agreement." Includes 12,500,000 shares of Maxtor common stock owned by HSA that may be delivered to the DECS Trust IV on or about February 15, 2002. HSA may deliver fewer shares or may elect to settle its obligations to the DECS Trust IV in cash. Immediately following the completion of the Merger, HSA owns 17.14% of the Company's outstanding shares.

 (3) Based solely upon publicly available documents filed with the SEC, including filings related to Quantum HDD common stock on file with the SEC prior to the Merger.

 (4) All 98,125 shares are shares of Maxtor common stock subject to options for Quantum HDD common stock assumed by Maxtor and converted according to the exchange ratio into options to purchase shares of Maxtor common stock in connection with the Merger.

 (5) Includes 1,513,750 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 100,000 shares of Maxtor common stock granted to Mr. Cannon on June 26, 1998 pursuant to the restricted stock plan, and 500,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

 (6) All 40,125 shares are subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001.

 (7) All 28,125 shares are subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001.

 (8) Includes 94,812 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 10,000 shares of Maxtor common stock granted to Mr. Cordano on June 26, 1998 pursuant to the restricted stock plan, and 50,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

 (9) All 40,125 shares are subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001.

(10) Includes 346,093 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 35,000 shares of Maxtor common stock granted to Dr. Jipson on June 26, 1998 pursuant to the restricted stock plan, and 150,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(11) All 15,000 shares are subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001.

(12) All 40,125 shares are subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001.

(13) Excludes 40,829,850 shares of Maxtor common stock beneficially owned by HSA. Each such individual disclaims beneficial ownership of such shares.

(14) Includes 272,812 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 35,000 shares of Maxtor common stock granted to Mr. Teh on June 26, 1998 pursuant to the restricted stock plan, and 125,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(15) Includes 346,093 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 35,000 shares of common stock granted to Mr. Tufano on June 26, 1998 pursuant to the restricted stock plan, and 150,000 shares of Maxtor common stock granted to him on June 23, 1999 pursuant to the restricted stock plan.

(16) Includes 3,581,963 shares subject to options granted under the Option Plan that are exercisable within 60 days after April 13, 2001, 325,000 shares of common stock granted to executive officers on June 26, 1998 pursuant to the restricted stock plan, and 1,425,000 shares of common stock granted to executive officers on June 23, 1999 pursuant to the restricted stock plan.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth the compensation paid by the Company during the fiscal years ended December 26, 1998, January 1, 2000 and December 30, 2000 to the Company's Chief Executive Officer and the four other most highly paid executive officers to whom the Company paid more than $100,000 for services rendered to the Company during the fiscal year ended December 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                           COMPENSATION AWARDS
                                                 ANNUAL COMPENSATION     -----------------------
                                       FISCAL    --------------------    RESTRICTED   SECURITIES     ALL OTHER
                                        YEAR                   BONUS       STOCK      UNDERLYING    COMPENSATION
    NAME AND PRINCIPAL POSITION        ENDED     SALARY($)    ($)(1)       ($)(2)     OPTIONS(#)       ($)(3)
    ---------------------------       --------   ---------    ------     ----------   ----------    ------------
Michael R. Cannon...................  12/30/00    749,998     814,125(4)        --    1,000,000            --
  President and Chief                  1/01/00    623,076     243,750    2,390,600           --            --
  Executive Officer                   12/26/98    500,000     825,000(5)   950,000    1,145,000            --
Paul J. Tufano(6)...................  12/30/00    374,038     313,125(4)        --      250,000         4,800
  Senior VP, Finance, and Chief        1/01/00    353,692      87,500(7)   717,150           --         4,800
  Financial Officer                   12/26/98    286,000     286,000(8)   332,500      362,500(9)      4,800
Dr. Victor B. Jipson(6).............  12/30/00    374,038     313,125(4)        --      250,000         4,800
  President, Network                   1/01/00    350,000      87,500(7)   717,150           --         4,800
  Systems Group                       12/26/98    286,000     286,000(8)   332,500      362,500(9)      4,800
K.H. Teh(6).........................  12/30/00    325,000     271,375           --      200,000        12,193
  V.P., Worldwide Manufacturing and    1/01/00    300,000      93,958      597,625           --        43,073
  Managing Director, Singapore        12/26/98    249,102     281,480(10)   332,500     280,000(9)     25,532
Michael Cordano(6)..................  12/30/00    298,040(11) 250,500           --       58,000          4800
  V.P., Worldwide Sales                1/01/00    289,443(11)  71,250      597,625           --          4800
                                      12/26/98    270,180(11)  46,250      332,500      280,000(9)       4800

---------------
 (1) Except as otherwise noted, payments were made pursuant to the 2000 Incentive Plan for services in fiscal 2000.

 (2) The amounts shown in this column represent the dollar value of the Company's common stock on the date of the restricted stock grant. All grants of restricted stock had been granted under either the Company's Option Plan or the Company's 1998 Restricted Stock Plan. The shares vest in annual increments of 10%, 20% and 70% on the first, second and third anniversaries of the grant, and are subject to forfeiture if employment is terminated prior to becoming fully vested and non-forfeitable.

     On June 23, 1999, Mr. Cannon received a grant of 500,000 shares of restricted stock, Mr. Tufano received 150,000 shares of restricted stock, Dr. Jipson received a grant of 150,000 shares of restricted stock, Mr. Teh received a grant of 125,000 shares of restricted stock, and Mr. Cordano received a grant of 45,000 shares of restricted stock.

     On June 26, 1998, Mr. Cannon received a grant of 100,000 shares of restricted stock, Mr. Tufano received 35,000 shares of restricted stock, Dr. Jipson received a grant of 35,000 shares of restricted stock, Mr. Teh received a grant of 35,000 shares of restricted stock, and Mr. Cordano received a grant of 10,000 shares of restricted stock.

     As of December 30, 2000, the aggregate number of shares of restricted stock held by the named persons and the dollar value of such shares were (based upon the closing price reported by the NASDAQ National Market on December 29, 2000 of $5.59) as follows: Mr. Cannon, 550,000 shares ($3,074,500); Mr.
     Tufano, 185,000 shares ($1,034,150); Dr. Jipson, 185,000 shares
     ($1,034,150); Mr. Teh, 160,000 shares ($894,400); and Mr. Cordano, 51,722 shares ($289,126).

 (3) The amounts shown in this column represent the Company's annual contribution to the Maxtor Savings Retirement Plan, a 401(k) plan, in which all US employees are eligible to participate, except with respect to amounts shown in this column for Mr. Teh, which such amounts represent annual contributions made by the Company to the Central Provident Fund of Maxtor Peripherals (S) Pte Ltd., a retirement plan under Singapore law.

 (4) For fiscal 2000, the amounts shown include deferred payments under the Executive Deferred Compensation Plan in the amount of $610,594 for Mr. Cannon, $308,585 for Mr. Tufano, and $93,938 for Dr. Jipson.

 (5) Includes one-time special transactional bonus.

 (6) On April 2, 2001, the following named persons in the Summary Compensation Table were appointed to the positions next their names: Mr. Tufano, Executive Vice President, Chief Operations Officer and Chief Financial Officer; Dr. Jipson, Executive Vice President, Engineering; Mr. Teh, Senior Vice President, Manufacturing; and Mr. Cordano, Executive Vice President, Worldwide Sales and Marketing.

 (7) For fiscal 1999, the amounts shown include deferred payments under the Executive Deferred Compensation Plan in the amount of $87,500 for Mr. Tufano and $21,875 for Dr. Jipson.

 (8) For fiscal 2000, the amounts shown include deferred payments under the Executive Deferred Compensation Plan in the amount of $281,010 for Mr. Tufano and $100,100 for Dr. Jipson.

 (9) Includes an option to purchase an aggregate of 35,000 shares of Maxtor common stock granted on July 30, 1998, replacing an option to purchase 35,000 shares of Maxtor common stock granted on June 26, 1998. The option granted on June 26, 1998 was canceled in connection with a repricing.

(10) Includes $17,490 wage supplement paid in accordance with Singapore employment law.

(11) The amounts shown include commissions in the amount of $12,657 for fiscal 2000, $81,271 for fiscal 1999, and $91,348 for fiscal 1998.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides the specified information concerning grants of options to purchase the Company's common stock made during the fiscal year ended December 30, 2000 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                -------------------------------------------------   POTENTIAL REALIZED VALUE AT
                                NUMBER OF     % OF TOTAL                              ASSUMED ANNUAL RATES OF
                                  SHARES       OPTIONS      EXERCISE                STOCK PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO     PRICE                         OPTION TERM(3)
                                 OPTIONS     EMPLOYEES IN     PER      EXPIRATION   ----------------------------
             NAME               GRANTED(1)   FISCAL YEAR    SHARE(2)      DATE           5%             10%
             ----               ----------   ------------   --------   ----------   ------------   -------------
Michael R. Cannon.............  1,000,000       16.95%       $7.812     1/11/10      $4,912,925     $12,450,316
Paul J. Tufano................    250,000        4.24%       $7.812     1/11/10      $1,228,231     $ 3,112,579
Dr. Victor B. Jipson..........    250,000        4.24%       $7.812     1/11/10      $1,228,231     $ 3,112,579
K.H. Teh......................    200,000        3.39%       $7.812     1/11/10      $  987,585     $ 2,490,063
Michael Cordano...............     58,000        0.98%       $7.812     1/11/10      $  284,950     $   722,118

---------------
(1) All options granted in fiscal year ended December 30, 2000 were granted pursuant to the Company's Option Plan. These options vest over a four-year period during which 25% vest on the first anniversary date of the vest date and 6.25% vest each quarter thereafter.

(2) All options in this table have exercise prices equal to the fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed annual compounded rates of appreciation only from the date of the grant to the expiration date of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

               FISCAL 2000 YEAR-END VALUES OF UNEXERCISED OPTIONS

     The following table sets forth information with respect to fiscal 2000 year-end values of stock options granted to the persons named in the Summary Compensation Table above. There were no exercises of options by any of the persons named in the Summary Compensation Table during the fiscal year ended December 30, 2000.

                                                       NUMBER OF SHARES UNDERLYING
                                                      UNEXERCISED OPTIONS AT FISCAL
                                                              YEAR END(1)(2)
                                                      ------------------------------
                        NAME                          EXERCISABLE     UNEXERCISABLE
                        ----                          ------------    --------------
Michael R. Cannon...................................   1,063,750        2,081,250
Paul J. Tufano......................................     227,656          569,844
Dr. Victor B. Jipson................................     227,656          569,844
K.H. Teh............................................     173,437          469,063
Michael Cordano.....................................      64,717          165,005

---------------
(1) These options vest over a four-year period during which 25% vests on the first anniversary date of the vest date and 6.25% vests each quarter thereafter.

(2) As of December 30, 2000, there were no in-the-money options for any shares underlying any unexercised options.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     The following named persons in the Summary Compensation Table have employment agreements with the Company.

     In July 1996, Maxtor entered into a letter agreement with Mr. Cannon that provided for (i) base compensation of $500,000 per year; (ii) payment of a sign-on bonus of $1,000,000, payable in four equal quarterly installments beginning on the last day of December 1996; (iii) an annual bonus opportunity of approximately $250,000; (iv) an option to purchase 450,000 shares of Maxtor common stock which vests over four years; and (v) the payment to Mr. Cannon of one year's base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause.

     In July 1996, Maxtor entered into a letter agreement with Mr. Tufano that provided for (i) base compensation of $230,000 per year; (ii) payment of a sign-on bonus of $100,000, payable in two equal installments in July 1996 and January 1997; (iii) an annual bonus opportunity of approximately $115,000; (iv) an option to purchase 50,000 shares of Maxtor common stock which vests over four years; and (v) payment to Mr. Tufano of nine months' base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause.

     In June 1998, Maxtor entered into a letter agreement with Dr. Jipson that provided for the payment to Dr. Jipson of nine months' base salary if his employment is terminated without cause.

     In March 1997, the Company entered into a letter agreement with Mr. Teh that provided for (i) base compensation of S$396,000 (Singapore dollars) per year; (ii) a sign-on bonus of $100,000 (U.S. dollars), payable in two installments in March 1997 and March 1998; (iii) an annual wage supplement of one month's base salary payable in December provided that Mr. Teh has completed twelve months of continued employment; (iv) an annual bonus opportunity of approximately S$198,000 (Singapore dollars); (v) an option to purchase 50,000 shares of Maxtor common stock which vests over four years; (vi) a car and payment of certain operating expenses; and (vii) the payment to Mr. Teh of nine months' base salary if his employment is terminated without cause.

INDEBTEDNESS OF MANAGEMENT

     Effective June 23, 1999, the Compensation Committee of the Board of Directors approved an agreement between Mr. Cannon and the Company intended to supplement the existing arrangements between Mr. Cannon and the Company. The agreement provides for (i) a $5,000,000 loan from the Company to Mr. Cannon which is secured by a promissory note bearing interest at the rate of 4.98% from the loan date until maturity; (ii) if Mr. Cannon remains continuously employed by the Company for a three-year period ending June 22, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on June 22, 2002; and (iii) if Mr. Cannon's employment with the Company is terminated prior to June 22, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 2000 and as of April 13, 2001, the amount due the Company under Mr. Cannon's note was $5,000,000.

     Effective October 18, 1999, the Compensation Committee of the Board of Directors approved an agreement between Mr. Tufano and the Company intended to supplement the existing arrangements between Mr. Tufano and the Company. The agreement provides for (i) a $750,000 loan from the Company to Mr. Tufano which is secured by a promissory note bearing interest at the rate of 5.54% from the loan date until maturity; (ii) if Mr. Tufano remains continuously employed by the Company for a three-year period ending October 17, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on October 17, 2002; and (iii) if Mr. Tufano's employment with the Company is terminated prior to October 17, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 2000 and as of April 13, 2001, the amount due the Company under Mr. Tufano's note is $750,000.

     Effective October 18, 1999, the Compensation Committee of the Board of Directors approved an agreement between Dr. Jipson and the Company intended to supplement the existing arrangements between Dr. Jipson and the Company. The agreement provides for (i) a $750,000 loan from the Company to Dr. Jipson which is secured by a promissory note bearing interest at the rate of 5.54% from the loan date until maturity; (ii) if Dr. Jipson remains continuously employed by the Company for a three-year period ending October 17, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on October 17, 2002; and (iii) if Dr. Jipson's employment with the Company is terminated prior to October 17, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 2000 and as of April 13, 2001, the amount due the Company under Dr. Jipson's note is $750,000.

     Effective November 19, 1999, the Compensation Committee of the Board of Directors approved individual agreements between other executive officers (Pantelis S. Alexopoulos, David L. Beaver, Michael D. Cordano, Phillip C. Duncan, Misha Rozenberg, Glenn H. Stevens, K. H. Teh, and Michael J. Wingert) and the Company intended to supplement the existing arrangements between each such executive officer and the Company. Each agreement provides for (i) a $350,000 loan from the Company to the executive officer which is secured by a promissory note bearing interest at the rate of 5.57% from the loan date until maturity; (ii) if the executive officer remains continuously employed by the Company for a three-year period ending November 18, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on November 18, 2002; and (iii) if the executive officer's employment with the Company is terminated prior to November 18, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 2000 and as of April 13, 2001, the amount due the Company under each executive officer's note was $350,000.

CHANGE-IN-CONTROL ARRANGEMENTS

     1998 Restricted Stock Plan. Maxtor's 1998 Restricted Stock Plan (the "Restricted Stock Plan") provides for the award of shares of Maxtor common stock to certain executive employees. Maxtor's Board of Directors has the authority to amend or terminate the Restricted Stock Plan. The Restricted Stock Plan's maximum share reserve is 390,000 shares of Maxtor common stock, and 345,000 shares have been awarded pursuant to action of the Compensation Committee.

     There are currently 45,000 shares available for grant under the Restricted Stock Plan. All unvested shares of restricted stock are forfeited in the event of termination of employment with the Company. In general, the restricted stock shares vest and are released from the forfeiture provision three years from the date of the restricted stock award. If a participant's employment terminates due to death or disability, he will be entitled to his pro rata share of vesting based on the number of months of service from the grant date. Under the terms of a change of control agreement, vesting of the Restricted Stock Plan shares is subject to acceleration upon certain terminations of employment which occur within 12 months after the occurrence of a change of control, as defined in the Restricted Stock Plan.

     Amended and Restated 1996 Stock Option Plan. Pursuant to the Amended and Restated 1996 Option Plan (the "Option Plan"), in the event of a transfer of control, as defined therein, the Board of Directors has the power but is not obligated to accelerate the vesting of outstanding options. If the acquiring corporation in a transfer of control does not assume, or substitute new options for, outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the transfer of control. The Option Plan also provides for the grant of restricted stock. The grant agreement provides that if a participant's employment terminates due to death or disability, such participant will be entitled to a pro rata share of vesting based on the number of months of service from the grant date.

     Change of Control Agreements. Effective May 29, 1998, the Compensation Committee of the Board of Directors approved Change of Control Agreements pursuant to which certain of the Company's executives may receive severance benefits in the event of a termination of employment under certain circumstances involving a Change of Control of Maxtor. For this purpose, a "Change of Control" is defined generally as acquisition by any person of a beneficial ownership of 50% or more of Maxtor voting stock, certain mergers or other business combinations involving Maxtor, the sale of more than 50% of the Company's assets, liquidation of Maxtor or change in the majority of the incumbent members of the Board of Directors (except for changes in the Board of Directors composition approved by a majority of the directors), or the sale by HSA of more than 50% of its stock in Maxtor to a hard disk drive manufacturer, provided that the number of shares sold represents at least 10% of the outstanding stock in a single transaction at the time of such sale. Initial public offerings are excluded from the definition of Change of Control.

     Subject to the terms and conditions set forth in the Change of Control Agreements, severance benefits become payable in the event that, within 12 months following a Change of Control, the executive is terminated by Maxtor without cause, or resigns following a reduction in such employee's compensation, responsibility level, or relocation of more than 100 miles. In such event, the eligible employee is entitled to receive a lump sum cash payment equal to his or her annual salary plus target incentive for the severance period. The severance period is 24 months for the Chief Executive Officer and 12 months for other executives. In addition, the Change of Control Agreements provide for accelerated vesting of the executive's unvested stock options and/or restricted stock. For the Chief Executive Officer, all unvested stock options and restricted stock shall become 100% vested and other executives will have their option vesting accelerated by an additional two years, and their restricted stock shall be vested 50% or pro rata based upon the number of months from the restricted award date, whichever is greater. The executive also will be entitled to continued coverage under the Company's medical plan for the severance period. If any part of the benefits under the Change of Control Agreement is determined by Maxtor's accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, at the executive's option, the payment will be reduced to the minimum extent necessary to have no excess parachute payment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's common stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the NASDAQ National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons during fiscal year ended December 30, 2000, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except Michael Cordano filed a late report on Form 5 for one transaction involving the sale of 4,500 shares of Maxtor common stock and Pantelis Alexopoulos, Theodore Deffenbaugh and Michael Wingert filed late reports on Form 3 with respect to the time they became Reporting Persons.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company's Board of Directors. The members of the Committee are Messrs. Christ, Hill and Johnson. The Committee is responsible for setting and administering the policies governing annual compensation of the Company's executive officers. The Committee reviews the performance and compensation levels for executive officers and is responsible for administering the Company's Option Plan and Restricted Stock Plan, including approving stock option grants and restricted stock grants to the Company's executive officers.

     The market for executive talent in the disk drive industry, and in the computer industry generally, is highly competitive. The goals of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive compensation with the Company's performance and to provide incentive to executive officers to achieve the Company's business objectives. During 2000, the Committee used salary, bonus compensation and stock option grants to attain these goals. The Committee reviews compensation surveys prepared by management of the Company and by Watson Wyatt Worldwide ("Watson Wyatt"), an independent consulting firm engaged by the Company to compare the Company's compensation package with that of comparable high technology companies. The Committee consulted with Watson Wyatt regarding the key components of the Company's 2000 executive compensation package. In preparing the performance graph set forth in the section entitled "Comparison of Stockholder Return," the Company has selected the NASDAQ Computer Manufacturers Stock Index as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

     Base salaries of executive officers are reviewed annually by the Committee and adjustments are made based on (i) salary recommendations from the President and Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year, and (iv) reports to the Committee from Watson Wyatt concerning competitive salaries, scope of responsibilities of the officer position and levels paid by comparable high technology companies in the Company's geographic area. The Committee seeks to compensate the executive officers at the median range of compensation levels paid by comparable high technology companies.

     The Committee approved the 2000 Incentive Plan (the "Incentive Plan") to formally link cash bonuses for executive officers to the Company's operating performance. Pursuant to the Incentive Plan, the amount of bonuses paid is dependent upon the Company's achievement of predetermined financial performance targets, and further subject to the Committee's determination that the incentives are commensurate with stockholder value. In 2000, the financial performance targets set by the Committee were net income targets. The Committee believes that this type of bonus program, in which bonuses are based on the Company's attaining established financial targets, properly align the interests of the Company's executive officers with the interests of stockholders. The Committee establishes an amount that may be awarded to each executive officer if the corporate performance goal is met (a "Target Award"). Each executive officer's Target Award is an amount equal to such percentage of the base salary paid to such executive officer as the Committee determines. In determining the appropriate bonuses payable under the Incentive Plan for 2000, the Committee recognized that the Company had exceeded the highest net income target set forth in the Incentive Plan and otherwise had superior operating results for the fiscal year, but declined to pay out the full bonus to the executive officers based on this achievement in light of the Committee's recognition that the achievement of the net income target had not translated into stockholder value as reflected in the price of the Company's common stock. The Committee therefore adjusted the bonus awards downward across the board to a point above the next highest target level.

     The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. The Committee provides such incentives through stock option grants and restricted stock grants. The size of an option grant to an executive officer has generally been determined with reference to comparable high technology companies, the achievements, responsibilities and expected future contributions of the executive officer, as well as recruitment and retention considerations. In 2000, the Committee considered these criteria, and elected to address such criteria through the use of option grants. In January 2000, the Committee awarded option grants to certain executive officers and other officers of the Company under the Option Plan. The Committee consulted with Watson Wyatt in establishing the terms of the option grants.

     The Committee approved Mr. Cannon's compensation as President and Chief Executive Officer, including his salary and bonus. In June 1999, the Committee approved an increase in Mr. Cannon's salary in light of Mr. Cannon's expected contributions to the Company and after considering information on salaries of CEOs in similarly sized high technology companies provided by Watson Wyatt in order to encourage Mr. Cannon to devote his full attention and dedication to his position and to provide retention incentives. The Committee determined in approving the Incentive Plan that Mr. Cannon should be eligible for the highest target bonus, in view of his responsibilities and expected performance. In determining Mr. Cannon's compensation in 2000, the Committee recognized Mr. Cannon's critical contributions and significant efforts in the Company's exceeding the highest net income targets under the Incentive Plan, but also took into account the failure of the stock price to reflect this achievement, and accordingly awarded Mr. Cannon a bonus below the highest bonus level under the Incentive Plan, but higher than the next highest bonus level. The Committee also reviewed Mr. Cannon's equity compensation in January 2000 and granted Mr. Cannon additional options. The size and terms of Mr. Cannon's option grant were based on the responsibilities and expected future contributions of Mr. Cannon, the compensation of CEOs at similarly situated companies, the retention value of the grant, and after consultation with Watson Wyatt.

     The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from grants of stock options under the Option Plan generally qualifies for an exemption from these restrictions. However, income from grants of restricted stock generally do not qualify for an exemption; the Committee believes that the retention value of the outstanding restricted stock grants outweigh the loss of the tax deduction for the income from such grants. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          THE COMPENSATION COMMITTEE

                                          Roger W. Johnson, Chairman
                                          Charles F. Christ
                                          Charles Hill

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Company's Board of Directors is comprised of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. With the exception of Dr. Park, each member of the Committee is "independent," as such term is defined under the New York Stock Exchange listing standards. The Committee evaluated Dr. Park's

"independent" status in light of the present relationship between HSI Affiliates with which he is affiliated and the Company and his having been an employee of the Company within the past three years. Dr. Park's present affiliation with HSI Affiliates include serving as an officer and Chairman of HSI and director of HSA and MMC Technology ("MMC"). HSI is a majority owner of HSA. HSA is currently a minority owner of the Company, but was the sole owner of the Company until the Company's initial public offering in July 1998. HSA currently owns 100% of MMC, which is a supplier of a component to the Company. The Committee specifically took into consideration the current materiality of such relationships to Dr. Park, and the Company, and the business relationship between the Company and MMC, and determined that Dr. Park is capable of exercising independent judgment as a director of the Committee in light of these relationships. The Board of Directors determined that it is in the best interests of the Company and its stockholders to continue Dr. Park's membership on the Committee given his expertise, financial literacy, and knowledge of the Company and the Board of Directors' determination that Dr. Park's independent judgment would not be adversely affected by his prior employment, the present relationships between HSI Affiliates with which he is affiliated and the Company, or the business relationship between the Company and MMC.

     The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has discussed and reviewed with the independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (communication with Audit Committees). The Committee has met with the Company's independent auditors, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting.

     The Committee has received from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 for filing with the SEC.

                                          AUDIT COMMITTEE

                                          Charles F. Christ, Chairman
                                          Thomas Lyman Chun
                                          Dr. C.S. Park

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN MAXTOR AND HYNIX

     In 1994, Hynix Semiconductor Inc., formerly Hyundai Electronics Industries Co., Ltd. ("HSI"), and certain of its affiliates purchased 40% of the Company's outstanding common stock for $150 million in cash. In early 1996, Hynix Semiconductor America Inc., formerly Hyundai Electronic America ("HSA," together with HSI, the "HSI Affiliates"), acquired all of the remaining shares of Maxtor's publicly held common stock in a tender offer and merger for $215 million in cash and also acquired all of the Company's common stock held by HSI and its affiliates. Immediately following the Company's February 1999 offering, HSA owned approximately 40% of the Company's outstanding common stock, and immediately following the merger between Maxtor and Quantum Corporation's hard disk drive business (the "Merger"), HSA owns 17.14% of the Company's outstanding common stock.

     HSI, HSA and the Company have entered into certain agreements described below governing certain relationships between the parties. The documents summarized below are filed with the SEC as exhibits to the Company's registration statement in connection with its July 1998 public offering, and the full text of such documents should be read for a complete description of their terms.

IBM LICENSE AND LICENSE FEES

     HSI has licenses to certain IBM patents under a license agreement with IBM and HSI sublicensed Maxtor under this agreement prior to Maxtor's July 1998 public offering. IBM agreed to provide a royalty-free license to an entity that ceased to be a majority-owned subsidiary of HSI, as long as a request was timely made and certain other conditions were met. After Maxtor's July 1998 public offering, the Company ceased to be a majority-owned subsidiary of HSA, which is a majority-owned subsidiary of HSI. Accordingly, HSA and Maxtor requested a license agreement for Maxtor from IBM, and Maxtor and IBM have entered into a license agreement licensing certain patents, effective from the date Maxtor ceased to be a majority-owned subsidiary of HSA. HSI is required under the IBM license agreement to pay IBM a license fee, payable in annual installments through 2007. Although the license agreement between IBM and Maxtor is royalty-free, under the sublicense agreement between HSI and Maxtor, as amended at the time of the Company's 1998 public offering, Maxtor agreed to pay IBM a portion of the license fee otherwise due from HSI under the license agreement between HSI and IBM, when such amounts are due from HSI to IBM. In 2000, the Company incurred expense of $1.9 in connection with this obligation.

STOCKHOLDER AGREEMENT

     HSA, HSI and Maxtor are parties to a stockholder agreement (the "Stockholder Agreement"). The Stockholder Agreement does not bind any Hynix (or Hyundai) entity other than HSA, HSI, their successors and entities controlled by either of them ("HSI Affiliates"), Maxtor and/or entities controlled by Maxtor. HSA currently owns 17.14% of the Company's common stock. The number of shares of common stock owned by HSA includes shares subject to the DECS Trust IV. See note 2 to Stock Ownership of Management and Certain Beneficial Owners.

     Under the Stockholder Agreement, which is an exhibit to the Company's registration statement for its 1998 public offering, HSA and its transferees have certain registration rights, rights to maintain ownership in the Company's voting stock, and subject to certain standstill provisions regarding the purchase of voting stock and proxy solicitations. In addition, HSA has certain rights regarding the Maxtor Board of Directors. When the HSI Affiliates beneficially own less than 20% but at least 10% of Maxtor's outstanding voting stock, as is currently the case, HSA has the right to designate for nomination one director to Maxtor's Board of Directors. Such designee must be reasonably satisfactory to the Nominating Committee of the Board of Directors. The remaining directors are to be nominated by the Nominating Committee, subject to the approval of a majority of Maxtor's directors who are not employed by or serving as paid consultants for HSA, Maxtor or either of their affiliates. The Nominating Committee has complied with these requirement with respect to the election of the directors hereunder. HSA has the right to designate for nomination one director in each of the three classes at any time when the HSI Affiliates beneficially own less than a majority but at least 30% of Maxtor's outstanding voting stock, and one director in each of two classes at any time when the HSI Affiliates beneficially own less than 30% but at least 20% of Maxtor's outstanding voting stock. Again, each designee must be reasonably satisfactory to the Nominating Committee. If a vacancy occurs with respect to a director which HSA had the right to designate initially, and HSA has the right at such time to designate a director for nomination in such director's class, HSA is entitled to designate a director to fill the vacancy. If the Company nominates or elects the persons designated by HSA, the HSI Affiliates are required to vote their shares of voting stock in favor of all directors nominated in accordance with the stockholder agreement. HSA's right to designate directors for nomination terminates when the HSI Affiliates beneficially own less than 10% of the outstanding voting stock.

     On October 3, 2000, HSA, HSI and Maxtor amended the Stockholder Agreement regarding certain standstill provisions on purchase of voting stock and certain provisions on registration rights in order to induce Maxtor and Quantum to enter into the merger agreement with respect to the Merger. All other provisions of the Stockholder Agreement remain in effect.

TRANSACTIONS WITH HSA

     In December 1995, HSA loaned the Company $100 million, which was due on April 10, 1996 and accrued interest at London Inter Bank Offered Rate ("LIBOR") plus 0.65%, with interest payable at maturity. This $100 million loan was replaced in April 1996 with a one year $100 million revolving line of credit bearing interest at HSA's cost of funds plus 0.10%, with interest payable quarterly. In July 1996, the Company borrowed an additional $35 million from HSA due in August 1996, bearing interest at LIBOR plus 0.70%, with interest payable at maturity. This loan was repaid at maturity. In April 1997, HSA renewed the revolving line of credit and increased the borrowing limit to $150 million. HSA increased the borrowing limit on this line of credit to $185 million in June 1997, and to $270 million in August 1997. In December 1997, $200 million of this outstanding indebtedness was cancelled in exchange for 29,850,746 shares of Maxtor's preferred stock, the borrowing limit was reduced to $150 million, and the Company repaid an additional $5 million in principal. In January 1998, the Company repaid an additional $10 million in principal. In April 1998, this revolving line of credit was renewed with a borrowing limit of $100 million. On July 31, 1998, the Company replaced this revolving line with a three-year subordinated term note in the same principal amount which bore interest, payable semi-annually, at LIBOR plus 2.0%. As of December 26, 1998, this note had an outstanding balance of $55 million. The Company repaid this note in full in the first quarter of 1999. As of December 31, 2000, the Company has no outstanding indebtedness to HSA.

     HSA is an unconditional guarantor of Maxtor's facilities lease in Milpitas, California. The aggregate rent under the lease is currently $3.24 million per annum.

TRANSACTIONS WITH MMC TECHNOLOGY

     HSA formed a division in May 1996 to supply the Company with hard disk media. This division of HSA was incorporated as MMC Technology ("MMC") in December 1997 and is currently a wholly-owned subsidiary of HSA. Michael R. Cannon, Maxtor's President and Chief Executive Officer, is a director of MMC. In August 1998, the Company entered into an agreement with MMC with respect to pricing of future purchases that provided for pricing discounts in return for a purchase volume commitment based on a percentage of Maxtor's total media purchases through September 30, 2001. The pricing discounts range from 2% to 4% off of competitive prices. In July 1999, the Company and MMC amended the agreement to modify certain terms of the agreement. In December 2000, the Company and MMC amended the agreement to modify certain volume and pricing terms effective from the first to the end of the second quarters of fiscal 2001. In 2000, the Company's purchases from MMC under the agreement amounted to $161.9 million.

     On May 18, 1998, the Company entered into an agreement with MMC relating to options to purchase shares of Maxtor's common stock granted by the Company to MMC employees. Under the agreement, MMC agreed to reimburse the Company for financial statement expenses relating to such options.

                        OTHER RELATED PARTY TRANSACTIONS

     The Company has entered into employment agreements and change of control agreements with certain of the Company's officers and has also made loans to certain officers. Additionally, the Company has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's common stock with the cumulative total returns of NASDAQ Stock Market -- U.S. Companies and NASDAQ Computer Manufacturers Stocks for the period commencing on July 31, 1998, the date of the Company's initial public offering, and ending December 30, 2000.(*)

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    FROM JULY 28, 1998 TO DECEMBER 30, 2000

                              [PERFORMANCE GRAPH]

                                                          JULY-98    DEC-98    DEC-99    DEC-00
                                                          -------    ------    ------    ------
Maxtor Corporation                                         $100       $200      $104      $ 80
NASDAQ Stock Market (U.S. Companies)                       $100       $119      $221      $133
NASDAQ Computer Manufacturers Stock                        $100       $143      $302      $170

---------------
(*) The Stock Performance Graph assumes $100 was invested on July 31, 1998 in the Company's common stock and each index. No cash dividends have been declared on the Company's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by Maxtor at its offices at 500 McCarthy Boulevard, Milpitas, California 95035 not later than January 7, 2002, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Maxtor's Proxy Statement for that meeting and the other requirements contained in the Company's Bylaws. The Company has an advance notice provision under its Bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal to be timely must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's Proxy Statement was released to stockholders in connection with the previous year's Annual Meeting; except that (i) if no Annual Meeting was held in the previous year, (ii) if the date of the Annual Meeting has been advanced by more than thirty calendar days from the date contemplated at the time of the previous year's Proxy Statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ GLENN H. STEVENS
                                          Glenn H. Stevens
                                          Senior Vice President, General Counsel
                                          and Secretary

May 7, 2001

                                                                      APPENDIX A

                               MAXTOR CORPORATION

                     CHARTER OF THE AUDIT COMMITTEE OF THE

                               BOARD OF DIRECTORS

I. STATEMENT OF POLICY

     This Charter specifies the scope of the responsibilities of the Audit Committee of the Board of Directors (the "Committee") of Maxtor Corporation (the "Company"), and the manner in those responsibilities shall be performed, including the Committee's structure, processes and membership requirements.

     The primary function of the Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing and reporting to the Board upon (i) the financial reports and other financial information provided by the Company to any governmental body or to the public,
(ii) the Company's systems of internal and external controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company's auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's financial policies, procedures and practices at all levels.

     The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems.

     - Review and appraise the audit efforts and independence of the Company's auditors.

     - Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

     The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by performing the activities enumerated in Section IV of this Charter.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

     The Committee shall be comprised of three or more independent directors as determined by the Board. As of the date of adoption of this Charter, a director shall be considered to be independent if such director is not an employee or director of the Company or its affiliates, and is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     Effective June 14, 2001, a Committee member shall be considered independent if, among other things, such Director:

     - is not an employee of the Company or its affiliates and has not been employed by the Company or its affiliates within the past three years;

     - is not a member of the immediate family of an executive officer of the Company or its affiliates who currently serves in that role or did so during the past three years;

     - has not accepted more than $60,000 in compensation from the Company during the previous fiscal year (excluding compensation and the related benefits for Board service, retirement plan benefits or non-discretionary compensation);

     - has not been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed 5% of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

     - is not an executive of another entity on whose Compensation Committee any of the Company's current executives serves.

     All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual's financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

     The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee, or either of these groups, believes should be discussed privately. In addition, the Committee should meet with the independent auditors and management on a quarterly basis to review the Company's financial statements consistent with Section IV.A.5. below.

IV. PROCESSES

     To fulfill its responsibilities and duties the Committee shall:

     A. Documents/Reports

          1. Review and reassess the Charter's adequacy periodically, as conditions dictate.

          2. Review the Company's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

          3. Review the regular Management Letter to management prepared by the independent auditors and management's response.

          4. Review related party transactions for potential conflicts of interests.

          5. Review the interim financial statements with financial management and the independent auditors prior to the filing of the Company's Form 10-Ks and Form 10-Qs. These meetings should include a discussion of the independent auditors, judgment of the quality of the Company's accounting and any uncorrected misstatements as a result of the auditors quarterly review.

          6. Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

          7. Prepare the Committee's report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement

     B. Independent Auditors

          1. Recommend to the Board the selection of the independent auditors, considering independence and effectiveness.

          2. Obtain from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, and discussing with the auditor any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1).

          3. Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

          4. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

          5. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

     C. Financial Reporting Processes

          1. In consultation with the independent auditors, review the integrity of the Company's financial reporting processes, both internal and external.

          2. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

          3. Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

     D. Process Improvement

          1. Review with management and the independent auditors any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

          2. Review with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          3. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

          4. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

          5. Provide oversight and review the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments.

     E. Ethical and Legal Compliance

          1. Ensure that management has set an appropriate corporate "tone" for quality financial reporting, sound business practices and ethical behavior.

          2. Ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

          3. Review management's monitoring of compliance with the Foreign Corrupt Practices Act.

          4. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

          5. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

          6. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

          7. If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee.

                           [MAXTOR CORPORATION LOGO]

                               MAXTOR CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Paul J. Tufano and Glenn H. Stevens, and each of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of Maxtor Corporation ("Maxtor" or the "Company"), which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on Monday, June 18, 2001, at 10:00 a.m. (PST), at the Company's corporate headquarters at 500 McCarthy Boulevard, Milpitas, California 95035, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated May 7, 2001, receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 2001 Annual Report to Stockholders.

(Continued and to be signed and dated on reverse side).

A vote FOR the following proposals is recommended by the Board of Directors:

1.      Election of Directors.

        [ ]  FOR all nominees      [ ]  WITHHOLD AUTHORITY       [ ] *EXCEPTIONS
             listed below               to vote for all nominees
                                        listed below

        Nominees:     Dr. C.S. Park         Michael R. Cannon

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and print that nominee's name in the space provided below).

*Exceptions

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

            [ ]    FOR         [ ]     AGAINST           [ ]    ABSTAIN

3. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

                                        The shares represented hereby shall be
                                        voted as specified. If no specification
                                        is made, such shares shall be voted FOR
                                        proposals 1 through 3.


                                        Dated:
                                              ----------------------------------
                                                 (Be sure to date proxy)


                                        ----------------------------------------
                                               (Signature of Stockholder)


                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        PLEASE SIGN YOUR NAME EXACTLY AS IT
                                        APPEARS ON THE STOCK CERTIFICATE
                                        REPRESENTING YOUR SHARES. IF SIGNING FOR
                                        ESTATE, TRUST OR CORPORATION, TITLE OR
                                        CAPACITY SHOULD BE STATED. IF SHARES ARE
                                        HELD JOINTLY, BOTH SHOULD SIGN.



                                       25